Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of American Beacon Funds of our reports dated December 30, 2025, relating to the financial statements and financial highlights of American Beacon Balanced Fund, American Beacon Large Cap Value Fund, American Beacon International Equity Fund, American Beacon IMC International Small Cap Fund, American Beacon Small Cap Value Fund, and American Beacon Garcia Hamilton Quality Bond Fund (six of the series constituting American Beacon Funds) which appear in American Beacon Funds’ Annual Reports on Form N-CSR for the period ended October 31, 2025. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Other Service Providers”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 26, 2025